As filed with the Securities and Exchange Commission on October 28, 2022

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Shapeways Holdings, Inc.
(Exact name of registrant as specified in its charter)
____________________

Delaware	87-2876494
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

30-02 48th Avenue
Long Island City, NY 11101
(Address of Principal Executive Offices)

SHAPEWAYS HOLDINGS, INC. 2022 NEW EMPLOYEE EQUITY INCENTIVE PLAN
(Full title of the plan)
Greg Kress
Chief Executive Officer
30-02 48th Avenue
Long Island City, NY 11101
(Name and address of agent for service)
(646) 979-9885
(Telephone number, including area code, of agent for service)
Copies to:

Alberto Recchi Chief Financial Officer 30-02 48th Avenue Long Island City, NY 11101	Hozefa M. Botee, Esq. Jeffrey R. Vetter, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1250 Broadway, 23rd Floor New York, New York 10001 Telephone: (212) 730-8133 Fax: (877) 881-3007

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

    On September 15, 2022 Shapeways Holdings, Inc. (the “Registrant”) adopted the 2022 New Employee Equity Incentive Plan (the “Inducement Plan”), pursuant to which the Registrant reserved 5,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) to be used exclusively for grants of equity-based awards to individuals who were not previously employees of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Listing Rule 303A.08 of the New York Stock Exchange (“NYSE”). The Inducement Plan was adopted by the Registrant’s board of directors without stockholder approval pursuant to NYSE Listing Rule 303A.08.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(1)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 31, 2022, as amended on Form 10-K/A, filed with the Commission on April 1, 2022 and the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the Commission on May 16, 2022 and August 12, 2022, respectively;

(2)The Registrant’s Current Reports on Form 8-K, filed with the Commission on May 16, 2022, June 10, 2022, June 13, 2022, July 6, 2022, August 19, 2022, September 16, 2022 and October 13, 2022; and

(3)The description of the Registrant’s Common Stock contained in Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 31, 2022, as amended on Form 10-K/A, filed with the Commission on April 1, 2022, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or Securities Act.

Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. The Certificate of Incorporation and Bylaws also provide us with discretion to indemnify officers and employees when determined appropriate by the Board of Directors.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1
Certificate of Incorporation of Shapeways Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Shapeways Holdings, Inc.’s Current Report on Form 8-K (File No. 01-39092), filed with the Commission on October 5, 2021).

4.2
Bylaws of Shapeways Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Shapeways Holdings, Inc.’s Current Report on Form 8-K (File No. 01-39092), filed with the Commission on October 5, 2021).

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included as part of Exhibit 5.1 hereto).

23.2*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Shapeways Holdings, Inc.

24.1	Power of Attorney (contained in the signature page to this Registration Statement).

99.1
Shapeways Holdings, Inc. 2022 New Employee Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.2 to Shapeways Holdings, Inc.’s Current Report on Form 8-K (File No. 001-39092), filed with the Commission on September 16, 2022.

107*	Filing Fee Table

* Filed Herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 28, 2022.

SHAPEWAYS HOLDINGS, INC.

By	/s/ Alberto Recchi
Name:	Alberto Recchi
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Greg Kress and Alberto Recchi as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Greg Kress	Chief Executive Officer and Director	October 28, 2022
Greg Kress	(Principal Executive Officer)

/s/ Alberto Recchi	Chief Financial Officer and Director	October 28, 2022
Alberto Recchi	(Principal Financial and Accounting Officer)

/s/ Leslie Campbell	Chairman and Director	October 28, 2022
Leslie Campbell

/s/ Rajeev Batra	Director	October 28, 2022
Rajeev Batra

/s/ Robert Jan Galema	Director	October 28, 2022
Robert Jan Galema

/s/ Patrick S. Jones	Director	October 28, 2022
Patrick S. Jones

/s/ Ryan Kearny	Director	October 28, 2022
Ryan Kearny

/s/ Josh Wolfe	Director	October 28, 2022
Josh Wolfe